Exhibit 99.3
Unaudited Pro Forma Condensed Combined Financial Information
The Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2011 combines the historical consolidated balance sheets of Terex Corporation (“Terex”) and Demag Cranes AG (“Demag Cranes”), giving effect to the Acquisition (as defined in Note A) as if it had occurred on June 30, 2011. The Unaudited Pro Forma Condensed Combined Statements of Income for the six months ended June 30, 2011 and for the year ended December 31, 2010 combine the historical consolidated statements of income of Terex and Demag Cranes, giving effect to the Acquisition as if it had occurred January 1, 2010. The historical consolidated financial statements of Demag Cranes have been adjusted to conform with Terex financial statement presentation. Specifically, historical consolidated financial statements of Demag Cranes were prepared under International Financial Reporting Standards as issued by the International Accounting Standards Board and have been adjusted to conform with U.S. Generally Accepted Accounting Principles.
The Unaudited Pro Forma Condensed Combined Financial Statements were prepared using the purchase method of accounting with Terex treated as the acquiring entity. Accordingly, the aggregate value of the consideration paid by Terex to complete the Acquisition will be allocated to the assets acquired and liabilities assumed from Demag Cranes based upon their estimated fair values as of the date of the Acquisition. As of the date of this Form 8-K/A, Terex has not completed the detailed valuations necessary to estimate the fair value of the assets acquired and the liabilities assumed from Demag Cranes and the related allocations of purchase price, nor has Terex identified all adjustments necessary to conform Demag Cranes' accounting policies to Terex accounting policies. Additionally, a final determination of the fair value of assets acquired and liabilities assumed from Demag Cranes will be based on the actual net tangible and intangible assets and liabilities of Demag Cranes that existed as of the date of the Acquisition. Accordingly, the pro forma purchase price adjustments are preliminary, are subject to further adjustments as additional information becomes available and as additional analyses are performed and have been made solely for the purpose of providing the Unaudited Pro Forma Condensed Combined Financial Statements. Terex estimated the fair value of Demag Cranes' assets and liabilities based on discussion with Demag Cranes' management, due diligence and information presented in public filings. As the final valuations are performed, increases or decreases in the fair value of relevant balance sheet amounts and their useful lives will result in adjustments, which may be material, to the balance sheet and/or the statement of income.
These Unaudited Pro Forma Condensed Combined Financial Statements have been developed from and should be read in conjunction with (1) the unaudited interim condensed consolidated financial statements of Terex contained in the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011, (2) the audited consolidated financial statements of Terex contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010, (3) the unaudited interim consolidated financial statements of Demag Cranes contained in the Interim Report for the six-month period ended March 31, 2011 (the financial statements can be found under the Financial Reports tab of the Investor Relations section of the Demag Cranes AG website) and (4) the audited consolidated financial statements of Demag Cranes contained in the Annual Report for the fiscal year ended September 30, 2010. The Unaudited Pro Forma Condensed Combined Financial Statements are provided for illustrative purposes only and do not purport to represent Terex consolidated results of operations or consolidated financial position had the Acquisition occurred on the dates assumed, nor are these financial statements necessarily indicative of the future consolidated results of operations or consolidated financial position of Terex.
The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect the costs or benefits that may result from the Acquisition.

Unaudited Pro Forma Condensed Combined Statement of Income
For the Year Ended December 31, 2010

(in millions, except for per share data)	Historical		Pro Forma
	Terex Corporation	Demag Cranes AG	Pro Forma Adjustments		Pro Forma
Net sales	$4,418.2	$1,214.9	$—		$5,633.1
Cost of goods sold	(3,815.3)	(899.9)	(29.7)	(a), (b)	(4,744.9)
Gross profit	602.9	315.0	(29.7)		888.2
Selling, general and administrative expenses	(676.7)	(276.2)	(4.5)	(a)	(957.4)
(Loss) income from operations	(73.8)	38.8	(34.2)		(69.2)
Other income (expense)
Interest income (expense) - net	(135.6)	(2.0)	(39.2)	(c)	(176.8)
Other income (expense) - net	(28.9)	10.7	(4.5)	(d)	(22.7)
(Loss) income from continuing operations before income taxes	(238.3)	47.5	(77.9)		(268.7)
Benefit from (provision for) income taxes	26.8	(17.1)	13.4	(f)	23.1
(Loss) income from continuing operations	(211.5)	30.4	(64.5)		(245.6)
Loss from discontinued operations - net of tax	(15.3)	—	—		(15.3)
Gain on disposition of discontinued operations - net of tax	589.3	—	—		589.3
Net income	362.5	30.4	(64.5)		328.4
Net (income) loss attributable to noncontrolling interest	(4.0)	(0.1)	0.7	(g)	(3.4)
Net income attributable to Terex Corporation	$358.5	$30.3	$(63.8)		$325.0

Amounts attributable to Terex Corporation common stockholders:
Loss from continuing operations	$(215.5)				$(249.0)
Loss from discontinued operations - net of tax	(15.3)				(15.3)
Gain on disposition of discontinued operations - net of tax	589.3				589.3
Net income attributable to Terex Corporation	$358.5				$325.0

Basic and Diluted Earnings (Loss) per Share Attributable to Terex Corporation Common Stockholders:
Loss from continuing operations	$(1.98)				$(2.29)
Loss from discontinued operations - net of tax	(0.14)				(0.14)
Gain on disposition of discontinued operations - net of tax	5.42				5.42
Net income attributable to Terex Corporation	$3.30				$2.99

Weighted Average Shares Outstanding:
Basic	108.7				108.7
Diluted	108.7				108.7

Unaudited Pro Forma Condensed Combined Statement of Income
For the Six Months Ended June 30, 2011

(in millions, except for per share data)	Historical		Pro Forma
	Terex Corporation	Demag Cranes AG	Pro Forma Adjustments		Pro Forma
Net sales	$2,744.4	$682.4	$—		$3,426.8
Cost of goods sold	(2,362.3)	(485.9)	(14.7)	(a), (b)	(2,862.9)
Gross profit	382.1	196.5	(14.7)		563.9
Selling, general and administrative expenses	(384.6)	(171.5)	(2.4)	(a)	(558.5)
(Loss) income from operations	(2.5)	25.0	(17.1)		5.4
Other income (expense)
Interest income (expense) - net	(51.0)	(2.3)	(20.7)	(c)	(74.0)
Other income (expense) - net	80.2	4.4	(0.4)	(d), (e)	84.2
Income from continuing operations before income taxes	26.7	27.1	(38.2)		15.6
Provision for income taxes	(22.3)	(7.9)	6.5	(f)	(23.7)
Income (loss) from continuing operations	4.4	19.2	(31.7)		(8.1)
Income from discontinued operations - net of tax	5.8	—	—		5.8
Loss on disposition of discontinued operations - net of tax	(0.5)	—	—		(0.5)
Net income (loss)	9.7	19.2	(31.7)		(2.8)
Net loss (income) attributable to noncontrolling interest	1.5	(0.1)	(0.4)	(g)	1.0
Net income (loss) attributable to Terex Corporation	$11.2	$19.1	$(32.1)		$(1.8)

Amounts attributable to Terex Corporation common stockholders:
Income (loss) from continuing operations	$5.9				$(7.1)
Income from discontinued operations - net of tax	5.8				5.8
Loss on disposition of discontinued operations - net of tax	(0.5)				(0.5)
Net income (loss) attributable to Terex Corporation	$11.2				$(1.8)

Basic Earnings (Loss) per Share Attributable to Terex Corporation Common Stockholders:
Income (loss) from continuing operations	$0.05				$(0.07)
Income from discontinued operations - net of tax	0.05				0.05
Loss on disposition of discontinued operations - net of tax	—				—
Net income (loss) attributable to Terex Corporation	$0.10				$(0.02)
Diluted Earnings (Loss) per Share Attributable to Terex Corporation Common Stockholders:
Income (loss) from continuing operations	$0.05				$(0.07)
Income from discontinued operations - net of tax	0.05				0.05
Loss on disposition of discontinued operations - net of tax	—				—
Net income (loss) attributable to Terex Corporation	$0.10				$(0.02)

Weighted Average Shares Outstanding:
Basic	109.4				109.4
Diluted	115.0				109.4

Unaudited Pro Forma Condensed Combined Balance Sheet
June 30, 2011

(in millions, except for par value)	Historical		Pro Forma
	Terex Corporation	Demag Cranes AG	Pro Forma Adjustments		Pro Forma
Assets
Current assets
Cash and cash equivalents	$702.0	$128.9	$(417.2)	(h)	$413.7
Investments in marketable securities	254.6	—	—		254.6
Trade receivables - net	940.2	237.6	—		1,177.8
Inventories	1,685.7	316.7	39.0	(i)	2,041.4
Deferred taxes	39.2	25.9	0.7	(o)	65.8
Other current assets	224.7	36.2	4.1	(h)	265.0
Total current assets	3,846.4	745.3	(373.4)		4,218.3
Non-current assets
Property, plant and equipment - net	588.4	164.8	171.7	(j)	924.9
Goodwill	515.3	174.8	696.7	(l)	1,386.8
Deferred taxes	86.1	24.0	—		110.1
Other assets	446.7	94.0	400.8	(h), (k), (s)	941.5
Total assets	$5,482.9	$1,202.9	$895.8		$7,581.6

Liabilities and Stockholders' Equity
Current liabilities
Notes payable and current portion of long-term debt	$73.9	$4.5	$—		$78.4
Trade accounts payable	651.6	125.0	—		776.6
Accrued compensation and benefits	154.9	85.0	—		239.9
Accrued warranties and product liability	89.7	8.3	—		98.0
Customer advances	119.7	114.0	—		233.7
Income taxes payable	195.7	13.0	—		208.7
Other current liabilities	253.3	55.3	56.5	(o), (p)	365.1
Total current liabilities	1,538.8	405.1	56.5		2,000.4
Non-current liabilities
Long-term debt, less current portion	1,352.6	161.4	750.9	(m), (n)	2,264.9
Retirement plans and other	384.3	278.7	210.4	(o)	873.4
Total liabilities	3,275.7	845.2	1,017.8		5,138.7
Commitments and contingencies
Stockholders’ equity
Common stock, $.01 par value – authorized 300.0 shares; issued 121.8 shares at June 30, 2011	1.2	30.7	(30.7)	(q)	1.2
Additional paid-in capital	1,267.6	279.5	(275.7)	(q)	1,271.4
Retained earnings	1,327.9	64.7	(71.1)	(p), (q)	1,321.5
Accumulated other comprehensive income	180.1	(18.7)	2.7	(q)	164.1
Less cost of shares of common stock in treasury – 13.0 shares at June 30, 2011	(598.6)	—	—		(598.6)
Total Terex Corporation stockholders’ equity	2,178.2	356.2	(374.8)		2,159.6
Noncontrolling interest	29.0	1.5	252.8	(r)	283.3
Total stockholders' equity	2,207.2	357.7	(122.0)		2,442.9
Total liabilities and stockholders’ equity	$5,482.9	$1,202.9	$895.8		$7,581.6

Note A - Basis of Presentation
On August 16, 2011, Terex acquired approximately 81% of the shares of Demag Cranes at a price of €45.50 per share, for total cash consideration of approximately $1.1 billion (“Acquisition”), bringing the Company's ownership to 82%. Demag Cranes is active in the development, planning, production, distribution, and marketing of industrial cranes and hoists and port technology, as well as the provision of services in these areas. Demag Cranes' business is highly complementary to Terex's existing business both in terms of product and geographical fit. The acquisition of Demag Cranes is consistent with Terex's strategy to expand its position as a globally active manufacturer of machinery and industrial products in niche market segments.
The accompanying Unaudited Pro Forma Condensed Combined Financial Statements were prepared in accordance with the U.S. Securities and Exchange Commission Regulation S-X Article 11 and Accounting Standards Codification 805, “Business Combinations.” These rules require adjustments to the assets and liabilities acquired based on their fair values, identification and measurement of intangible assets and related changes in depreciation and amortization expense. Pro forma adjustments are also required to reflect the effects of debt issuance and the use of cash to fund the acquisition.
The accompanying Unaudited Pro Forma Condensed Combined Financial Statements present the pro forma consolidated financial position and results of operations of the combined company based upon the historical financial statements of Terex and Demag Cranes, after giving effect to the Acquisition and the adjustments described in these notes, and are intended to reflect the impact of the Acquisition on Terex consolidated financial statements. They are prepared in accordance with U.S. Generally Accepted Accounting Principles. The historical financial statements of Demag Cranes and any pro forma adjustments related to Demag Cranes are translated from Euros into U.S. Dollars using average rates for the periods presented in the Unaudited Pro Forma Condensed Combined Statements of Income and the period end rate for the Unaudited Pro Forma Condensed Combined Balance Sheet.
The accompanying Unaudited Pro Forma Condensed Combined Financial Statements are presented for illustrative purposes only and do not reflect the costs or benefits that may result from the Acquisition.
The Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to the Acquisition as if it had occurred on June 30, 2011 and includes estimated pro forma adjustments for the preliminary valuations of net assets acquired and liabilities assumed. These adjustments are subject to further revision as additional information becomes available and additional analyses are performed. The Unaudited Pro Forma Condensed Combined Statements of Income give effect to the Acquisition as if it had occurred at the beginning of the periods presented.
The Unaudited Pro Forma Condensed Combined Balance Sheet has been adjusted to reflect the identifiable assets acquired, liabilities assumed and the noncontrolling interest of the acquiree. The purchase price allocation in these Unaudited Pro Forma Condensed Combined Financial Statements is based upon a purchase price of approximately $1.1 billion. The amount was derived from the approximately 17.3 million shares of Demag Cranes common stock purchased by Terex at €45.50 per share.

The following table summarizes the fair values of the Demag Cranes assets acquired and liabilities assumed from Demag Cranes based on the preliminary estimate by Terex of their respective fair values as of August 16, 2011.
(in millions)

Current assets	$853.0
Property, plant & equipment	333.1
Identified intangibles not subject to amortization	125.0
Identified intangibles subject to amortization	300.5
Goodwill	865.4
Other noncurrent assets	50.5
Liabilities assumed	(1,137.4)
Net assets acquired	$1,390.1

Upon completion of the fair value assessment, Terex anticipates that the net assets acquired will differ from the preliminary assessment outlined above. Any changes to the initial estimates of fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

Note B - Pro Forma Adjustments

a)
Depreciation expense of $7.2 million and $3.8 million for the periods ended December 31, 2010 and June 30, 2011, respectively, recorded in cost of goods sold. Depreciation expense of $4.5 million and $2.4 million for the periods ended December 31, 2010 and June 30, 2011, respectively, recorded in selling, general and administrative costs. These expenses are a result of the fair value increases to the carrying value of property, plant and equipment.

b)
Incremental amortization expense of $22.5 million and $10.9 million for the periods ended December 31, 2010 and June 30, 2011, respectively, recorded in cost of goods sold. These expenses are a result of the recognition and measurement of identified intangible assets.

c)
Interest expense of $39.2 and $20.7 million for the period ended December 31, 2010 and June 30, 2011, respectively, related to debt incurred for the acquisition. The interest rate used for this calculation was 5.7% which represented Terex's current borrowing rate on debt issued to fund the acquisition. If this interest rate increased or decreased by 0.125%, interest expense would have increased or decreased by approximately $0.9 million and $0.5 million for the periods ended December 31, 2010 and June 30, 2011, respectively.

d)	Amortization of debt issuance costs of $4.5 and $2.4 for the periods ended December 31, 2010 and June 30, 2011, respectively, related to the debt incurred for the acquisition.

e)	Acquisition related costs of $2.0 million recorded by Terex in the period ended June 30, 2011 were removed as the charge is non-recurring.

f)
Income tax benefits of $13.4 and $6.5 million from certain items included in the incremental loss associated with other pro forma adjustments for the year ended December 31, 2010 and the six months ended June 30, 2011, respectively. These adjustments are based on the statutory rates in effect for the respective periods.

g)
Allocation of $0.7 million of loss and $0.4 million of income for the periods ended December 31, 2010 and June 30, 2011, respectively, attributable to 18% noncontrolling interest holders of Demag Cranes.

h)
Adjustment to reflect the cash paid to acquire Demag Cranes of $1,143.7 million, $753.1 million in proceeds from issuance of long-term debt and $26.6 million paid related to debt issuance costs, which were capitalized ($4.1 million other current assets and $22.5 million other assets).

i)	Adjustment to record the impact to inventory of an increase in fair value of $39.0 million.

j)	Adjustment of carrying value to fair value for property, plant and equipment of $171.7 million. The weighted-average useful lives are 15.9 years and are depreciated on a straight-line basis.

k)
Recognition and measurement of separately identified intangible assets. The preliminary estimated fair value of intangible assets was $428.3 million and consists of customer relationships of approximately $250.3 million, trade names of $125.8 million, in-process research and development (“IPRD”) of $12.8 million and technology of $39.4 million. The trade names have an indefinite life, and accordingly, are not subject to amortization. The customer relationship intangible assets are being amortized over a weighted average period of 16 years, IPRD intangible assets are amortized over 5 years, technology intangible assets are amortized over 6 years.

l)
Adjustment of $696.7 million to record goodwill net of $174. 8 million from the elimination of Demag Cranes historical goodwill as part of purchase accounting. Goodwill represents the residual remaining after recording the fair value of the net assets acquired.

m)	Adjustment of $2.2 million to reflect the fair value of debt assumed in Demag Cranes as a reduction to debt as part of purchase accounting.

n)	To record $753.1 million of long-term debt incurred for the acquisition.

o)
The recognition of deferred tax adjustments as a result of the business combination ($0.7 million to deferred tax assets, $12.0 million to other current liabilities and $210.4 million to retirement plans and other).

p)	To record acquisition related costs of $14.2 million incurred by Terex and $30.3 million incurred by Demag Cranes AG, not reflected in the historical financial statements.

q)
Elimination of all of Demag Cranes stockholders' equity, including $30.7 million of common stock, $275.7 million of additional paid-in capital, $71.1 million of accumulated deficit and $2.7 million of accumulated other comprehensive loss as a result of purchase accounting.

r)	The estimated fair value of noncontrolling interests acquired of $252.8 million.

s)	Elimination of historical intangibles of $50.0 million.